 Exhibit 10.5

STOCK PLEDGE AGREEMENT

THIS STOCK PLEDGE AGREEMENT (“Agreement”), executed June 10, 2022 and by GBT Technologies Inc., a Nevada corporation with a business address located at 2450 Colorado, Suite 100E, Santa Monica, CA 90404 (the “Pledgor”) in favor of Igor 1 Corp a Nevada Corporation (as continuation – via assignment agreement from IGOR 1 Corp a Bahamian corporation) with a business address located at 701 S. Carson Street, Suite 200 Carson City, NV 89701 (“IGOR1”).

RECITALS

A.                     IGOR1 is an accredited investor, doing business in California and Nevada as well as overseas, investing in technologies and other investments.

 B.                  VOID

 C.                    In light of entering Joint Venture and License Agreement with Ildar Gainulin and Maria Belova (the “Joint Agreement”) for the creation of MetaVerse Kit Corp. (“MKC”), the Company has acquired a 50% interest in MKC in consideration of its contribution of 500,000,000 shares of common stock.

 D.                   Pledgor, in order to allow IGOR1 to maintain a certain level of security in its loans to the Company which as of June 4, 2022 have a current principal and accrued interest balance (post its last notice of conversion date 6/4/22) of $8,736,419.37 (“Payoff Balance”), the Pledgor has agreed to pledge shares of MKC issued to Pledgor pursuant to the Joint Agreement to IGOR1 (“MKC Shares”).

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions hereafter set forth, Pledgor agrees as follows:

1.                       Pledge. In accordance with the term of this Agreement, Pledgor hereby grants to IGOR1 a security interest in, and hereby assigns to IGOR1 all right, title and interest of Pledgor in and to shares of common stock of MKC Shares, including without limitation, all evidence of the same. (hereafter referred to as “Collateral”).

2.              Representations and Warranties. Pledgor represents and warrants to IGOR1 that:

(a)	Pledgor has, and has duly exercised, all requisite power and authority to enter into this Agreement, to pledge its interest in the Collateral and to carry out the transactions contemplated by this Agreement.

(b)	Pledgor is the legal and beneficial owner of all of the Collateral.

(c)	All of the Collateral is free of any pledge, mortgage, hypothecation, lien, charge, encumbrance or security interest or the proceeds thereof, except for that granted hereunder.

(d)	The execution and delivery of this Agreement, and the performance of its terms, will not violate or constitute a default under the terms of any other agreement, indenture or other instrument, license, judgment, decree, order, law, statute, code, ordinance or other governmental rule or regulation, applicable to Pledgor or any of Pledgor’s property or the consent to this Agreement and the performance of its terms has been obtained from all necessary third parties.

(e)	The execution and delivery of this Agreement, and the performance of its terms, will not result in any violation of any provision of the articles of incorporation, bylaws and shareholder agreements, if any, pertaining to Pledgor or Borrower or the consent to this Agreement and the performance of its terms has been obtained from all necessary third parties.

3.                      Covenants. Pledgor agrees upon the receipt by IGOR1 of a written pay-off demand notice of the Payoff Balance (“Demand”), IGOR1 is permitted to sell the Collateral or any portion of the Collateral only in an amount to ensure that the Company can satisfy the required Demand only in the vent that the Payoff Balance reference in the Demand is not paid by the Company within 30 days. Pledgor must consent to such sale of the Collateral, which may not be unreasonably withheld. In addition, IGOR1 will provide Pledgor with further notice once sales are finalized. All sales of the Collateral will be made in accordance with the Securities Act of 1933, as amended. Upon expiration of this Agreement, the remaining Collateral shall be returned to the Pledgor free and clear of all liens.

4.               Fees. Not applicable as there are none.

5.               Termination. The term of this Agreement shall be three (3) years from the date hereof. IGOR1 in its sole discretion may terminate the Agreement at anytime, provided, however, upon termination, IGOR1 is required to return the Collateral immediately upon such termination.

6.              Law and Jurisdiction. The laws of the State of Nevada apply to this Agreement, without deference to the principles of conflicts of law. Both jurisdiction and venue for any litigation pursuant to this Agreement shall be proper in the courts of the county of Clark, State of Nevada.

7.               Assignment. This Agreement may not be assigned by either party without the prior written consent of the non-assigning party.

8.               Notices. Any notice, consent or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth above, by registered or certified mail (if available), postage paid, or at such other address as either party shall designate by notice given to the other in the manner provided herein.

[signature page to follow]

IN WITNESS WHEREOF, the undersigned has caused this Stock Pledge Agreement to be duly executed as of the day and year first above written.

PLEDGOR

GBT Technologies Inc.

By:
Name:	Mansour Khatib
Title:	CEO, Director & Secretary

IGOR 1 CORP

By:
Name:	Gary Shirinyan
Title:	Authorized Signor